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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Share Owner:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Share Owners of Kellogg Company. The meeting will be held at 1:00 p.m. on Friday, April 29, 2005, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Attendance at the Annual Meeting will be limited to Share Owners only. If you plan to attend the meeting, please detach the Admission Ticket attached to your Proxy card and bring it to the meeting.

If you are a Share Owner whose shares are not registered in your own name or you will be receiving your materials electronically and you plan to attend, please request an Admission Ticket by writing to the following address: Kellogg Company Share Owner Services, One Kellogg Square, Battle Creek, MI 49016-3599. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Share Owners without tickets will only be admitted to the meeting upon verification of stock ownership.

Share Owners needing special assistance at the meeting are requested to contact Share Owner Services at the address listed above.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card or voting instruction form.

Sincerely,

James M. Jenness
Chairman of the Board and
Chief Executive Officer

March 16, 2005

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016-3599

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO BE HELD APRIL 29, 2005

TO OUR SHARE OWNERS:

      The Annual Meeting of Share Owners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. on Friday, April 29, 2005, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2008 Annual Meeting of Share Owners;

2.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for the Company’s 2005 fiscal year;

3.	To consider and act upon a Share Owner proposal to report on the impacts of genetically engineered food, if presented at the meeting;

4.	To consider and act upon a Share Owner proposal to hire an investment banker to consider selling the Company, if presented at the meeting; and

5.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

      Only Share Owners of record at the close of business on March 1, 2005, will receive notice of and be entitled to vote at the meeting or any adjournments thereof.

By Order of the Board of Directors,

Gary H. Pilnick

Senior Vice President,
General Counsel, Corporate Development and Secretary

March 16, 2005

ELECTRONIC VOTING:

You may now vote your shares by telephone or over the Internet.

Voting electronically is quick, easy, and saves the Company money.

Just follow the instructions on your proxy card or voting instruction form.

ELECTRONIC DELIVERY:

Reduce paper mailed to your home and help lower the Company’s printing and postage costs!

The Company is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Share Owners, and related materials on-line. With your consent, we will stop sending paper copies of these documents unless you notify us otherwise.

To participate, follow the easy directions below.

You will receive notification when the materials are available for review.

ACT NOW. . . . IT’S FAST AND EASY

Just follow these 2 easy steps:

1.	Log on to the Internet at www.icsdelivery.com/kelloggs.

2.	Follow the instructions on the website.

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT
SECURITY OWNERSHIP
ELECTION OF DIRECTORS
ABOUT THE BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
RATIFICATION OF INDEPENDENT AUDITORS FOR 2005
SHARE OWNER PROPOSAL
“REPORT ON IMPACTS OF GENETICALLY ENGINEERED PRODUCTS 2004-05
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION TO THE PROPOSAL
SHARE OWNER PROPOSAL
STATEMENT IN OPPOSITION TO THE PROPOSAL

KELLOGG COMPANY

ONE KELLOGG SQUARE

BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHARE OWNERS

TO BE HELD ON FRIDAY, APRIL 29, 2005

Solicitation of Proxy

      This Proxy Statement and the accompanying Proxy are furnished to Share Owners of Kellogg Company in connection with the solicitation of Proxies for use at the Annual Meeting of Share Owners of the Company to be held in Battle Creek, Michigan, on Friday, April 29, 2005, or any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Company.

Mailing Date

      The Annual Report of the Company for 2004, including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the Proxy, were first mailed to Share Owners on or about March 16, 2005.

Who Can Vote — Record Date

      The record date for determining Share Owners entitled to vote at the Annual Meeting is March 1, 2005. Each of the approximately 414,371,908 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

How to Vote — Proxy Instructions

      If you are a holder of record of Kellogg Company common stock, you may vote your shares either (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your proxy card. Share Owners who hold their shares in “street name” will need to obtain a voting instruction form from the institution that holds their shares and must follow the voting instructions given by that institution.

      The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 28, 2005. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

      Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor for the Company’s 2005 fiscal year (Proposal 2); whether you approve, disapprove, or abstain from voting on the Share Owner proposal to report on the impacts of genetically engineered foods, which may be presented at the meeting (Proposal 3); and whether you approve, disapprove or abstain from voting on the Share Owner proposal to consider hiring an investment banker to explore the sale of the Company, which may be presented at the meeting (Proposal 4).

      If you do not specify how you want to vote your shares on your proxy card or voting instruction form, or voting by telephone or over the Internet, the persons named in the proxy card will vote them “For” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below, “For” Proposal 2 and “Against” Proposals 3 and 4, and otherwise at the discretion of the persons named in the proxy card.

      When a properly executed Proxy is received, the shares represented thereby, including shares held under the Company’s Dividend Reinvestment Plan, will be voted by the persons named as the Proxy according to each Share Owner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company’s Savings and Investment Plans.

Revocation of Proxies

      If you are a holder of record, you may revoke your Proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company’s Secretary;

(2)	by submitting another Proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

      If your shares are held in street name, you must contact your broker or nominee to revoke your Proxy.

Quorum

      A quorum of Share Owners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Share Owners at the Annual Meeting are present, in person or by Proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for the election of directors (Proposal 1) and for ratification of PricewaterhouseCoopers LLP as independent auditors (Proposal 2), but not for the two Share Owner proposals (Proposals 3 and 4).

Required Vote

      The nominees for director receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. For that reason, any shares not voted for the election of nominees will not affect the outcome of the election of directors. If any nominee is unable or declines to serve, Proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate this will occur.

      The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of PricewaterhouseCoopers LLP as independent auditor (Proposal 2) and to approve the two Share Owner proposal (Proposals 3 and 4). Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2, 3 and 4. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”), such as Proposals 3 and 4. Shares subject to a broker “non-vote” will not be considered as present with respect to Proposals 3 and 4 and will not affect the outcome on those proposals.

Other Business

      The Company does not intend to bring any business before the meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the Proxy.

Costs

      The Company pays for the preparation and mailing of the Notice of Annual Meeting and Proxy Statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding Proxy-soliciting materials to the beneficial owners of the common stock of the Company at our expense.

SECURITY OWNERSHIP

Five Percent Holders

      The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission or correspondence, beneficially owns more than five percent (5%) of the Company’s common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	January 1, 2005

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Company, Inc. One Wall Street New York, NY 10286	120,919,940 shares(2)	29.3%
George Gund III 39 Mesa Street San Francisco, CA 94129	35,992,129 shares(3)	8.9%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	33,140,058 shares(4)	8.0%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Trust”) are James M. Jenness, William C. Richardson, Jonathan T. Walton (until March 16, 2005 and Shirley Bowser thereafter), and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Foundation”), is the sole beneficiary of the Trust. Under the agreement governing the Trust (the “Agreement”), at least one trustee of the Trust must be a member of the Foundation’s Board and one member of the Company’s board must be a trustee of the Trust. The Agreement provides if a majority of the trustees of the Trust (which majority must include the corporate trustee) cannot agree on how to vote the stock of the Company, the Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Foundation has the power to approve successor trustees, and to remove any trustee of the Trust.

(2)	The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York and its subsidiaries hold 121,933,222 shares for various persons in various fiduciary capacities. The Bank of New York has sole voting power for 332,343 shares, shared voting power for 121,600,879 shares (including those shares beneficially owned by the Trust), sole investment power for 195,084 shares, and shared investment power for 120,947,533 shares (including those shares beneficially owned by the Trust).

(3)	George Gund III has sole voting power for 216,950 shares, shared voting power for 35,775,179 shares, and shared investment power for 6,483,442 shares. Of the shares over which Mr. Gund has shared voting and investment power, 2,963,800 shares are held by a nonprofit foundation of which Mr. Gund is one of eight trustees and one of twelve members. Mr. Gund disclaims beneficial ownership as to all of these shares. Gordon Gund, a director of the Company, is a brother of George Gund III and may be deemed to share voting or investment power over the shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,613,491 shares, shared voting power for 14,780 shares, sole investment power for 29,619,839 shares, and shared investment power for 93,309 shares.

Officer and Director Stock Ownership

      The following table shows the number of shares of common stock of the Company beneficially owned as of February 7, 2005, by each director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors, nominees, and executive officers as a group.

	Common Stock

Name	Shares Beneficially Owned(1)	Units(2)

John A. Bryant	417,950	-0-
Benjamin S. Carson, Sr.(3)	37,625	-0-
John T. Dillon(3)(4)	36,966	-0-
Claudio X. Gonzalez(3)	45,743	15,984
Gordon Gund(3)(5)	59,049	41,801
Carlos M. Gutierrez(6)	1,007,890	-0-
Alan F. Harris(7)	729,337	-0-
James M. Jenness(3)(8)	162,880	8,334
Dorothy A. Johnson(3)	46,026	11,473
L. Daniel Jorndt(3)	71,422	4,940
Ann McLaughlin Korologos(3)	46,015	12,507
A. D. David Mackay	1,018,479	-0-
Jeffrey W. Montie	303,735	-0-
William D. Perez(3)	34,712	1,542
William C. Richardson(3)(8)	38,279	14,837
John L. Zabriskie(3)	43,673	12,853
All directors, nominees, and executive officers as a group(9)(10)	5,095,032	124,271

(1)	Includes the following number of shares which the named persons have the right to acquire through exercise of an option, or otherwise, by April 7, 2005: Mr. Bryant, 347,797 shares; Dr. Carson, 25,000 shares; Mr. Dillon, 23,750 shares; Mr. Gonzalez, 22,912 shares; Mr. Gund, 17,788 shares; Mr. Gutierrez, 606,250 shares; Mr. Harris, 617,534 shares; Mr. Jenness, 119,280 shares; Ms. Johnson, 19,715 shares; Mr. Jorndt, 9,493 shares; Ms. McLaughlin Korologos, 25,000 shares; Mr. Mackay, 873,634 shares; Mr. Montie, 236,872 shares; Mr. Perez, 23,475 shares; Dr. Richardson, 25,000 shares; Dr. Zabriskie, 21,800 shares; and all directors, nominees, and executive officers as a group, 3,811,450 shares.

(2)	Represents the number of common stock units held under the Deferred Compensation Plan for Non-Employee Directors as of February 7, 2005. The units have no voting rights.

(3)	Includes the following number of shares held in the Company’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 11,325 shares; Mr. Dillon, 8,966 shares; Mr. Gonzalez, 17,739 shares; Mr. Gund, 17,636 shares; Mr. Jenness, 8,966 shares; Ms. Johnson, 10,406 shares; Mr. Jorndt, 5,686 shares; Ms. McLaughlin Korologos, 17,416 shares; Mr. Perez, 9,212 shares; Dr. Richardson, 12,879 shares; Dr. Zabriskie, 14,673 shares; and all directors as a group, 134,904 shares.

(4)	Includes 250 shares held for the benefit of a minor son, over which Mr. Dillon disclaims beneficial ownership.

(5)	Includes 10,000 shares owned by Mr. Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by George Gund III disclosed above under “Five Percent Holders”.

(6)	Includes 7,623 shares held for the benefit of Mr. Gutierrez’s children, over which he disclaims beneficial ownership, and 61,942 shares owned by Mr. Gutierrez’s wife. Mr. Gutierrez resigned from his positions with the Company effective February 7, 2005.

(7)	Includes 8,825 shares owned by Mr. Harris’ wife.

(8)	Does not include shares owned by the W. K. Kellogg Foundation Trust as to which Mr. Jenness and Dr. Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation have current beneficial interests.

(9)	Includes 93,664 shares owned by spouses; 18,836 shares owned by, or held for the benefit of, children, over which the applicable director, nominee, or executive officer disclaims beneficial ownership; 45,488 shares held in the Company’s Savings and Investment Plans, which contain some restrictions on investment; and 86,000 restricted shares, which contain some restrictions on investment.

(10)	Represents approximately 1.2% of the Company’s issued and outstanding common stock. All of the shares beneficially owned by any director, nominee or executive officer included in the Summary Compensation Table represent less than 1% of the Company’s issued and outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater-than-10% Share Owners to file reports with the Securities and Exchange Commission (“SEC”). SEC regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to the Company, we believe that all of these reporting persons timely complied with their filing requirements, except that, because of a clerical error by the Company, reports by directors L. Daniel Jorndt and William D. Perez for a total of 36.45 phantom stock units were filed one day late.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of four independent (as defined by the New York Stock Exchange Listing Standards) directors, met eight times in 2004, and operates under a written charter last amended by the Board of Directors in February 2005, which is posted on the Company’s website at www.kelloggcompany.com/corporate governance. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of the Company’s financial statements (including reviewing financial information, the systems of internal controls, the audit process and the independence and performance of the Company’s internal and external auditors) and the Company’s compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2004 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

      The Committee reviewed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, No. 89, “Audit Adjustments” and No. 90 “Audit Committee Communications.”

      The Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including matters in the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Committee also has considered whether the provision by the auditors of non-audit professional services is compatible with maintaining the auditors’ independence.

      The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also meets privately with the General Counsel, Corporate Controller, and Vice President of Internal Audit at each in-person meeting.

      In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2005, for filing with the SEC. The Committee also reappointed the Company’s independent auditors for the Company’s 2005 fiscal year.

AUDIT COMMITTEE

John T. Dillon, Chairman
L. Daniel Jorndt
William D. Perez
John L. Zabriskie

Audit Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q was approximately $5.2 million in 2004 and approximately $2.5 million in 2003.

Audit-Related Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of the Company’s consolidated financial statements and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q which were not included in “Audit Fees” above was approximately $0.6 million in 2004 and approximately $0.6 million in 2003. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $3.1 million in 2004 and approximately $2.9 million in 2003. These tax compliance, tax advice, and tax planning services generally consisted of U.S., federal, state, local, and international tax planning, compliance and advice, and expatriate and executive tax services, with over $1.5 million being for tax compliance in 2004.

All Other Fees

      The aggregate amount of all other fees billed to the Company by PricewaterhouseCoopers LLP for services which were rendered to the Company, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2004 and 2003.

Preapproval Policies and Procedures

      The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall, except as indicated in the next sentence, preapprove all audit (including internal control-related) and all permitted non-audit services (including the fees and terms thereof) by the independent auditors (and their affiliates), and shall disclose such services in the Company’s SEC filings to the extent required. The Chairman of the Audit Committee has been delegated the authority to preapprove such services and pre-approve or approve up to $500,000 for such services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Company management.

      Under the policies and procedures adopted by the Audit Committee, the Audit Committee preapproves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months, or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve.

      All of the services described above for 2004 were preapproved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Proposal 1.

ELECTION OF DIRECTORS

      The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven and no more than fifteen directors divided into three classes as nearly equal in number as possible, and that each director shall be elected for a term of three years with the term of one class expiring each year.

      Four directors are to be reelected at the 2005 Annual Meeting to serve for a term ending at the 2008 Annual Meeting of Share Owners, and the Proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently twelve members of the Board.

      The Board of Directors recommends that the Share Owners vote “FOR” the following nominees: Claudio X. Gonzalez, A. D. David Mackay, Dr. William C. Richardson and Dr. John L. Zabriskie. Each nominee was proposed for reelection by the Nominating and Governance Committee for consideration by the Board and proposal to the Share Owners.

Nominees for Election for a three-year term expiring at the 2008 Annual Meeting

CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 70, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products and writing and other papers. He is also a director of Kimberly-Clark Corporation; General Electric Company; The Home Depot; Investment Co. of America; Unilever NV/ PLC; Grupo ALFA; Grupo Mexico; Grupo Carso; Grupo Televisa; America Movil; Grupo Financiero Inbursa; and The Mexico Fund. Mr. Gonzalez has informed the Company that he does not intend to stand for re-election as a director of Unilever NV/PLC when his current term expires in May 2005.

A. D. DAVID MACKAY. Mr. Mackay, age 49, has served as a director of the Company since February 2005, after being elected by the Board. He is President and Chief Operating Officer of the Company. Mr. Mackay joined Kellogg Australia in 1985 and held several positions with Kellogg USA and Kellogg Australia and New Zealand before leaving Kellogg in 1992. He rejoined Kellogg Australia in 1998 as managing director and was appointed managing director of Kellogg United Kingdom and Republic of Ireland later in 1998. He was named Senior Vice President and President, Kellogg USA in July 2000, Executive Vice President in November 2000, and President and Chief Operating Officer in September 2003.

WILLIAM C. RICHARDSON. Dr. Richardson, age 64, has served as a director of the Company since 1996. He is President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation and a trustee of the W. K. Kellogg Foundation Trust. He is also a director of CSX Corporation, The Bank of New York Company, Inc. and the Exelon Corporation.

JOHN L. ZABRISKIE. Dr. Zabriskie, age 65, has served as a director of the Company since 1995. He is also co-founder and Director of PureTech Ventures, LLC, a firm that co-founds life science companies. In 2001, he became Chairman of the Board of Directors of MacroChem Corporation. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is also a director of the following public companies: Array Biopharma, Inc.; Biosource International, Inc.; MacroChem Corporation; and Momenta Pharmaceuticals, Inc.; and the following privately-held companies: Nanopharma; Protein Forest, Inc.; Puretech Ventures, L.L.C. and Cellicon.

Continuing Directors to serve until the 2006 Annual Meeting

JOHN T. DILLON. Mr. Dillon, age 66, has served as a director of the Company since 2000. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is also a director of Caterpillar Inc. and E. I. du Pont de Nemours and Company.

JAMES M. JENNESS. Mr. Jenness, age 58, has been Chairman and Chief Executive Officer of the Company since February 2005 and has served as a director of the Company since 2000. He was Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from

1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He is also a trustee of the W. K. Kellogg Foundation Trust.

L. DANIEL JORNDT. Mr. Jorndt, age 63, has served as a director of the Company since 2002. Mr. Jorndt retired in January 2003 as a director of Walgreen Co., the drugstore chain, and from his position as Chairman of the Board of Walgreen Co. He had been Chairman of the Board since 1999 and previously was Chief Executive Officer of Walgreen Co. from 1998 to 2002 and Chief Operating Officer and President of Walgreen Co. from 1990 to 1999.

WILLIAM D. PEREZ. Mr. Perez, age 57, has served as a director of the Company since 2000. He has been President, Chief Executive Officer and a director of NIKE, Inc. since December, 2004 and previously was President and Chief Executive Officer of S. C. Johnson & Son, Inc.

Continuing Directors to serve until the 2007 Annual Meeting

BENJAMIN S. CARSON, SR. Dr. Carson, age 53, has served as a director of the Company since 1997. He is Professor and Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984, as well as Professor of Oncology, Plastic Surgery, Pediatrics and Neurosurgery at The Johns Hopkins Medical Institutions. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 65, has served as a director of the Company since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He is also a director of Corning Incorporated.

DOROTHY A. JOHNSON. Ms. Johnson, age 64, has served as a director of the Company since 1998. Ms. Johnson is President of the Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000, and President Emeritus of the Council of Michigan Foundations, which she led as President and Chief Executive Officer from 1975 to 2000, and is on the Board of Directors of the Corporation for National and Community Service and AAA Michigan. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 63, has served as a director of the Company since 1989. She is currently Senior Advisor to Benedetto, Gartland & Company, Inc.; Chairman Emeritus of The Aspen Institute, a nonprofit organization; and Chairman, RAND Board of Trustees; and is a former U.S. Secretary of Labor. She is also a director of Microsoft Corporation; AMR Corporation (and its subsidiary, American Airlines); Host Marriott Corporation; Fannie Mae; and Harman International Industries, Inc.

ABOUT THE BOARD OF DIRECTORS

      The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, Consumer Marketing Committee, and Social Responsibility Committee.

      The Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions. The Executive Committee did not meet in 2004. The members of the Executive Committee currently are Mr. Jenness, Chair, Dr. Carson, Mr. Dillon, Mr. Gund, Dr. Richardson, Mr. Perez, and Dr. Zabriskie.

      The Audit Committee, pursuant to a written charter, assists the Board in monitoring the integrity of the Company’s financial statements, the independence of the Company’s independent auditors, the performance of the Company’s internal audit function and independent auditors, and the compliance by the Company with legal and regulatory requirements. The Audit Committee (or its Chairman) also pre-approves all audit (including internal control-related) and permitted non-audit services by the independent auditors and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Company management and the independent auditors. It also has the sole authority to appoint or replace the independent auditors, which directly report into the Audit Committee, and is directly responsible for the compensation and oversight of the independent auditors. It met eight times in 2004.

      The members of the Audit Committee currently are Mr. Dillon, Chair, Mr. Jorndt, Mr. Perez, and Dr. Zabriskie. Each current member has been determined by the Board of Directors to be an “audit committee financial expert” (as that term is defined in paragraph (h) of Item 401 of SEC Regulation S-K). Each such current member, as a chief executive officer, had experience actively supervising a principal financial officer or principal accounting officer, or both, as described under “Election of Directors.” Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Compensation Committee, pursuant to a written charter, reviews and makes recommendations for the compensation of senior management personnel; reviews and recommends, subject to approval by the independent members of the Board, the corporate goals and objectives and compensation of the Chief Executive Officer; has sole authority to retain or terminate any compensation consultant used to evaluate senior executive compensation; oversees and administers employee benefit plans, to the extent provided in those plans, and reviews trends in management compensation; and provides advice and recommendations to the Board on these subjects. It met six times in 2004. The members of the Compensation Committee currently are Dr. Zabriskie, Chair, Mr. Gonzalez, Mr. Gund, Mr. Jorndt, Ms. McLaughlin Korologos, and Dr. Richardson. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Finance Committee reviews matters regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met three times in 2004. The members of the Finance Committee are Dr. Richardson, Chair, Mr. Dillon, Mr. Gonzalez, Mr. Gund and Ms. Johnson.

      The Nominating and Governance Committee, pursuant to a written charter, (a) assists the Board by identifying and reviewing the qualifications of candidates for Directors and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee chairs and members and changes in the Corporate Governance Guidelines to the Board; (d) monitors the performance of Directors and conducts performance evaluations of each Director before being re-nominated to the Board; (e) administers the annual evaluation of the Board; (f) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (g) considers and, if appropriate, approves waivers to Codes of Conduct and Ethics for directors and senior officers, respectively, and the Corporate Governance Guidelines; (h) makes an annual report on succession planning; and (i) reviews Director compensation annually and recommends any changes to the Board. The Chairman of this Committee also presides at executive sessions of the Board. It met five times in 2004. The members of the Nominating and Governance Committee are Mr. Gund, Chair, Dr. Carson, Mr. Gonzalez, Ms. McLaughlin Korologos, and Dr. Zabriskie. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

      The Social Responsibility Committee reviews the manner in which the Company discharges its social responsibilities and recommends to the Board policies, programs, and practices it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met two times in 2004. The members of the Social Responsibility Committee are Dr. Carson, Chair, Ms. Johnson, Ms. McLaughlin Korologos, and Dr. Richardson.

      The Consumer Marketing Committee reviews matters regarding the Company’s marketing activities, including strategies, programs, spending, and execution quality. It met two times in 2004. The members of the Consumer Marketing Committee are Mr. Perez, Chair, Mr. Gonzalez, Mr. Gund, Ms. Johnson, Mr. Jorndt, Ms. McLaughlin Korologos, and Dr. Richardson.

      The Board held ten meetings in 2004. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members and expected to attend during 2004.

      Under Corporate Governance Guidelines adopted by the Board:

•	a majority of the directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are to meet the independence requirements of the New York Stock Exchange;

•	one of the directors — usually the Chair of the Nominating and Governance Committee (unless otherwise determined by the Board) — is to be designated a Lead Director, who shall approve proposed meeting agendas and schedules, may call executive sessions of the non-management Directors and shall establish a method for Share Owners and other interested parties to use in communicating their concerns;

•	the Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting the Company in advance;

•	non-management directors will meet in executive sessions at least three times annually;

•	the Board and Board committees will conduct annual self-evaluations;

•	the independent members of the Board will conduct an annual review of the CEO’s performance in executive session and determine the CEO’s compensation;

•	any officer of the Company who is a director shall resign from the Board when such individual ceases to be employed by the Company;

•	other directors who change their principal responsibility or occupation from that held when they were elected should volunteer to resign from the Board, and the Board would determine whether to accept such resignation on a case-by-case basis;

•	directors shall have free access to officers and employees of the Company;

•	all new directors shall participate in the Company’s orientation program;

•	no director may be nominated for a new term if he or she would be seventy-two or older at the time of election;

•	no director shall serve as a director, officer, or employee of a competitor; and

•	all directors are expected to comply with stock ownership guidelines for directors, under which they are generally expected to hold at least five times their annual retainer in stock and stock equivalents, subject to a phase-in period.

      The Board has determined that all current directors (other than Messrs. Jenness and Mackay) are independent based on the following standards: (a) no entity (other than a charitable entity) of which a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, the Company and its subsidiaries in any of the 2004, 2003 or 2002 fiscal years in excess of the greater of (i) $1 million or (ii) two percent of that entity’s annual consolidated gross revenues: (b) no Director, or any immediate family member employed as an executive officer of the Company or its subsidiaries, received in any twelve month period within the last three years more than $100,000 per year in direct compensation from the Company or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) the Company did not employ a Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no Director was currently employed by the present or former independent auditor of the Company (the “Auditor”), no immediate family member of a Director was a current partner of the Auditor, no Director or immediate family member was an employee of the Auditor who personally worked on the Company’s audit during the past three years and no immediate family member of a Director was a current employee of the Auditor and participated in the Auditor’s audit, assurance or tax compliance practice; (e) no Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer served on the compensation committee of such company; and (f) no other material relationship exists between any Director and the Company or its subsidiaries.

Non-Employee Director Compensation and Benefits

      Each non-employee director currently receives an annual retainer fee of $55,000, $5,000 if he or she served as Chair of a committee, $1,000 for each committee meeting attended (other than executive committee meetings held on the same day as a regular Board meeting), and reimbursement for all expenses incurred in attending such meetings. Non-employee directors receive no separate fees for attending Board meetings, and directors who are employees receive no fees for attending Board or Board committee meetings. As of May 1, 2005, the annual retainer fee for non-employee directors will be $70,000, members of the Audit Committee will receive $2,000 for each committee meeting attended, members of all other Committees will receive $1,500 for each committee meeting attended and the Chair of the Audit and Compensation Committee will receive $10,000.

      Under the Non-Employee Director Stock Plan approved by Share Owners, each eligible non-employee director annually is granted options to purchase 5,000 shares of common stock, which are for ten-year terms and generally become exercisable six months after grant. Each eligible non-employee director is also annually awarded 1,700 shares of common stock, which are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the “Grantor Trust”). Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.

      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer all or a portion of their cash compensation payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of the Company’s common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating director. A participant’s account balance is paid in cash or shares of the Company’s common stock upon termination of service as a director, over a period from one to ten years at the election of the director and, if paid in cash, the unpaid account balance accrues interest annually at the prime rate in effect when the termination of service occurred.

      The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.

      Prior to December 1995, the Company had a Director’s Charitable Awards Program in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995, the Board voted to discontinue this program for directors first elected after December 1995.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the last three years concerning the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers.

					Long-Term Compensation
		Annual Compensation
					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
		Salary	Bonus	Compensation	Awards	Options	Plan Payouts	Compensation
Name and Principal	Year	($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)	($)(5)

Carlos M. Gutierrez	2004	$1,048,969	$2,433,000	$80,000	-0-	1,359,100	$500,000	$113,579
Former Chairman of	2003	1,004,808	1,685,600	—	-0-	844,782	4,586,000	117,036
the Board and Chief	2002	936,538	1,776,500	—	-0-	856,163	-0-	88,566
Executive Officer
A. D. David Mackay	2004	769,219	1,397,400	—	-0-	433,884	500,000	64,690
President and	2003	657,757	775,000	—	-0-	176,798	1,207,600	64,682
Chief Operating	2002	579,000	900,000	—	-0-	173,082	-0-	47,031
Officer
Alan F. Harris	2004	573,581	741,800	—	-0-	271,682	500,000	68,879
Executive Vice	2003	554,981	840,800	—	335,650	195,662	914,400	50,104
President	2002	534,615	575,100	—	-0-	197,051	-0-	32,385
Jeffrey W. Montie	2004	504,616	706,300	—	-0-	162,479	469,600	64,141
Executive Vice	2003	443,272	572,900	—	671,300	63,637	568,600	44,655
President	2002	399,315	506,400	—	-0-	70,700	-0-	30,805
John A. Bryant	2004	486,477	692,400	—	-0-	179,359	500,000	68,925
Executive Vice	2003	399,462	587,400	—	839,125	134,992	713,400	39,399
President	2002	340,307	400,000	—	-0-	128,759	-0-	27,946

(1)	Consists of $80,000 of incremental costs for the personal use of Company aircraft by the former Chairman of the Board and Chief Executive Officer, with the majority of those flights (and costs) being related to his appointment in 2005 as the U.S. Secretary of Commerce. Pursuant to a policy previously adopted by the Board, the Chairman of the Board and Chief Executive Officer is generally required, when practical, to use Company aircraft for personal and business travel for security and convenience reasons and to pay tax on the imputed costs of a first class ticket (without any tax gross-up being provided by the Company) when used for personal travel. Other than Mr. Gutierrez in 2004, the Other Annual Compensation for all the named individuals was less than $50,000 in 2004, 2003 and 2002.

(2)	Messrs. Harris, Montie and Bryant were awarded 10,000, 20,000, and 25,000 shares, respectively, of restricted stock in September 2003 under the Company’s 2001 Long-Term Incentive Plan. These awards are valued at approximately $446,600, $893,200, and $1,116,500, respectively, based on the $44.66 closing price of Kellogg Company common stock on December 31, 2004. Dividends are paid on awards of restricted stock.

(3)	All the options granted before 2004 contained an accelerated ownership option feature (“AOF”), including the AOF options described below. Under the terms of the original option grant, an AOF option is generally received when Company stock is used to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares so used. For AOF options, the expiration date is the same as the original option, and the option price is the fair market value of the Company’s stock on the date the AOF option is granted. During 2004, 2003 and 2002, respectively, Messrs. Gutierrez, Mackay, Harris, Montie, and Bryant received the following amounts of AOF options, included in the Summary Compensation Table, from their surrender of Kellogg Company stock to exercise an original option: Mr. Gutierrez, 606,600, 384,782 and 306,163; Mr. Mackay, 171,884, 60,698, and 22,282; Mr. Harris, 161,682, 99,462 and 72,151; Mr. Montie, 52,479, 7,537 and 0; and Mr. Bryant, 53,859, 19,992 and 4,859.

(4)	The Long-Term Incentive Payments were payments under a three-year 2002-2004 Executive Performance Plan. Under the Plan, the Committee approved three levels of performance for the compound annual growth in net sales: threshold, budget, and maximum. No awards were to be paid for performance below threshold. Participants were to receive 100% of their targeted award for performance at budget and 200% of their targeted award for performance at maximum. Payments equal 200% of participants’ targeted awards, which they earned by exceeding the maximum performance level under the Plan.

(5)	The amounts represent Company-paid life insurance premiums (in the amounts of $4,195 for Mr. Gutierrez, $1,963 for Mr. Mackay, $2,203 for Mr. Harris, $720 for Mr. Bryant and $840 for Mr. Montie), dividends on unvested restricted stock (in the amounts of $10,100 for Mr. Harris, $25,250 for Mr. Bryant and $20,200 for Mr. Montie), Company-matching contributions on behalf of each named individual to the Kellogg Company Salaried and Supplemental Savings and Investment Plans (in the amounts of $109,383 for Mr. Gutierrez, $61,769 for Mr. Mackay, $56,575 for Mr. Harris, $42,955 for Mr. Bryant and $43,101 for Mr. Montie) and tax preparation reimbursement (in the amount of $959 for Mr. Mackay). A limit in the Kellogg Company Supplemental Savings and Investment Plan on the contributions eligible for Company matching contributions was removed effective January 1, 2002.

Employment and Change in Control Agreements

      The named executive officers have agreements with the Company, which become operative only if a “change of control” (as defined therein) of the Company occurs. The agreements provide that, during the three-year period after the change of control, the officers are entitled to receive a monthly base salary at least equal to the highest monthly salary earned during the twelve months before the agreements became operative, as well as annual bonuses at least equal to the highest annual bonus received during the three years before the agreements became operative. The agreements also provide for their continued participation in benefit plans during the three-year period, with those plans to generally be no less favorable, in the aggregate, than those in effect during the one hundred twenty day period before the agreements became operative.

      In addition, if during the three-year period, any of such executive officers terminates his employment for “good reason” (as defined), or if the Company terminates his employment for reasons other than “cause” or “disability,” he will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata bonus for the year of termination at target or, if higher, the bonus amount described below (the “Bonus Amount”); (b) three times the sum of his annual base salary and the Bonus Amount; and (c) the actuarial equivalent of the benefit that he would have received for three years of additional participation under the Company’s retirement plans (“Actuarial Equivalent”). The bonus amounts used to determine the amounts described in clauses (a) and (b) above are both equal to the higher of (1) the highest annual bonus earned for the three most recent years ended before the agreement became operative and (2) the most recent bonus (if any) earned for a year ended after the agreement became operative. A terminated executive officer would also continue to participate in the Company’s welfare benefit plans for three years after termination, would be eligible for continued vesting of his equity awards during this three-year period, and would receive outplacement benefits.

      In addition, under these agreements, the Company is obligated to pay each such executive officer a “gross up” payment to make him whole for any federal excise taxes on “excess parachute payments” owed on such severance payments and benefits or any other payments and benefits from the Company.

      Under the Kellogg Company Severance Benefit Plan, which was adopted in 2002, regular non-union U.S. employees (with some exceptions) may be eligible to receive designated severance pay benefits, which vary by pay grades and years of service (subject to minimums and maximums), if their employment is terminated for specified reasons, so long as specified conditions are met. The named executive officers (except for the Chief Executive Officer) would generally be entitled to receive two years of base pay and target bonus under this Plan, unless an employment agreement provides for a different amount. Specified medical, dental, and insurance benefits would also be provided (subject to plan provisions, including the payment of premiums) during this payment period. The amount to be provided to the Chief Executive Officer would be determined by the Board of Directors.

      Mr. Jenness has an agreement with the Company which provides that his starting base salary would be $1,050,000 per year (the 50th percentile of the peer group) and that he would participate in the Kellogg Company Senior Executive Annual Incentive Plan (the “AIP”) and the Company’s long-term incentive program (the “LTIP”), with his target award for 2005 under the AIP being 115% of base salary, and his 2005 LTIP target award to be established by the Compensation Committee between $5,000,000 — $6,000,000 (the 50th percentile of the peer group), with 70% of that value being reflected in a stock option award, and the remaining 30% representing the target amount of his Executive Performance Plan (the “EPP”) award for the period 2005-2007. It also provides that he would receive a restricted stock grant on the first day of his employment as CEO, having an aggregate value of

$1,000,000, which would vest on the third anniversary of the grant date, if he is then still employed, and would vest on a pro-rata basis if his employment is previously terminated by the Company without cause or by him for good reason. It also provides that he would receive other benefits provided by the Company to its executives and employees generally, and would reimburse Mr. Jenness in some instances for any loss that he may suffer upon the sale, following his departure from the Company, of the new residence that he will be purchasing in the Battle Creek area. Under the agreement, if Mr. Jenness completes three years of service or he terminates employment for good reason, he would receive a pension under the Kellogg Company Key Executive Benefits Plan equal to the benefit he would have received under the Company’s pension plans if he had attained age 62 with 5 years of service (although the amount of the accrued pension benefit will be determined based on his actual years of service and his actual compensation during employment). Mr. Jenness will receive retiree medical benefits for himself and his eligible dependents consistent with the relevant plan, or the cash equivalent thereof, as reasonably determined by the Company. Finally, if Mr. Jenness’s employment is terminated by the Company without cause or by him for good reason, other than under circumstances covered by the Change of Control Policy, the agreement provides he will be entitled to receive severance in an amount determined by the Board, but in no event less than two times the amount of his then-current base salary and target bonus, conditioned upon his signing and not revoking a form of separation agreement furnished by the Company, which would include an agreement not to compete and a release of claims.

      In order for Mr. Jenness to be available to serve as the CEO if and when Mr. Gutierrez was sworn in as Secretary of Commerce, Mr. Jenness resigned from his employment as Chief Executive Officer of Integrated Merchandising Systems, LLC (“IMS”) and forfeited significant financial and other benefits. In recognition of that, as well as the significant preparatory work he undertook, the Company paid Mr. Jenness $2,215,000 in late December, 2004, as compensation to cover the forfeited financial benefits. Mr. Jenness agreed to refund to the Company any portion of the payment that he receives from the Company to the extent that he actually receives the applicable forfeited benefit from IMS or an affiliate of IMS.

      In addition to the benefits described above, on July 27, 2000, Mr. Jenness, as a director, was granted a non-qualified stock option to purchase what is now 100,000 shares of the Company’s common stock at $27 per share, the fair market price of the stock on July 27, 2000. This option contains the AOF provisions described in footnote (3) of the Summary Compensation Table.

      Mr. Mackay has an agreement with the Company which, as amended, provides that if he works through December 31, 2005 (except if his employment is terminated for “cause”, as defined), he would be granted six years of service credit and vesting service so that he would be eligible to retire under certain of the Company’s benefit plans, and he would be entitled to receive benefits under the Kellogg Company Severance Benefit Plan described above. In addition, if his employment is terminated before December 31, 2005 at a time when he is entitled to receive the “change in control” benefits described above, he would be entitled to the retirement benefits and the “change in control” benefits described above. The agreement also provides that, if his employment were terminated by the Company for any reason (except for “cause,” as defined) prior to December 31, 2008, he would be entitled to be relocated back to Australia, including the loss on the sale of a residence. The agreement also contains two-year non-compete and non-solicitation provisions.

      Mr. Harris has an agreement with the Company, which, as amended, provides for an annual base salary of $560,500 per year (subject to standard periodic reviews) and participation in employee benefit plans that are generally made available to employees of Mr. Harris’ level. It also provides that he will be granted an additional three-and-one-half years of pension service credit and vesting service so that he would be eligible to retire under certain of the Company’s benefit plans and would be entitled to receive the benefits under the Kellogg Company Severance Benefit Plan described above if he works with the Company through December 31, 2005. He would also be entitled to these benefits if, before December 31, 2005, he terminates his employment for “good reason” (as defined) after a notice and cure period; the Company terminates his employment for any reason other than “cause” (as defined); or if, after December 31, 2005, his employment is terminated for any reason other than “cause.” In addition, if his employment is terminated before December 31, 2005, at a time when he is entitled to receive the “change in control” benefits described above, he would be entitled to the additional three-and-one-half years of pension service credit on December 31, 2005, in addition to the “change in control” benefits described above, except that the three year time period used for calculating the Actuarial Equivalent under the “change in control” benefits is to be reduced by the time between the date of termination and December 31, 2005. The agreement also contains two-year non-compete and non-solicitation provisions.

      Finally, in late December 2004, the Company entered into a Separation Agreement with Carlos M. Gutierrez, the former Chairman of the Board and Chief Executive Officer of the Company. Under the terms of that Separation Agreement, Mr. Gutierrez will receive pension benefits under the Company’s Salaried Pension Plan and Supplemental Retirement Plan (collectively, the “Company Pension Plans”) and the Separation Agreement. Under the Company Pension Plans, Mr. Gutierrez’s annual pension benefits will be based on his average annual compensation (salary and bonus) for the three consecutive years during his last ten years of employment which produces the greatest average of the specified compensation, as reduced by Social Security benefits. Under the Company Pension Plan, these benefits would have been discounted because at the time of his departure, he will have worked for the Company for more than 29 but less than 30 years, and because he will not yet have reached age 55. Under the Separation Agreement, however, Mr. Gutierrez will receive additional payments in amounts sufficient to bring his pension benefit to the amount that would be payable if this discounting did not apply, but assuming he retired from the Company at age 55 after having served with the Company for 30 years.

      Also under the terms of the Separation Agreement, Mr. Gutierrez received, in February, 2005, in cash, amounts payable under the 2004 annual incentive plan and the three-year 2002-2004 Executive Performance Plan in accordance with the terms of those plans as applicable to Mr. Gutierrez and the other participants therein, based on actual performance during the relevant performance periods. Finally, the Separation Agreement waived the forfeiture of options on 606,250 shares that were scheduled to vest approximately two weeks after ceasing to be employed by the Company and allowed him to exercise those options for up to 90 days following his termination of employment.

Option Grants in Last Fiscal Year

      The following table provides information regarding stock options granted during 2004 to the persons named in the Summary Compensation Table.

	Individual Grants

	Number of		% of Total
	Securities		Options
	Underlying		Granted to			Grant Date
	Options		Employees In	Exercise		Present
	Granted		Fiscal	Price	Expiration	Value
Name	(#)(1)		Year (%)	($/Share)	Date	($)(3)

C. M. Gutierrez (4)	752,500		11.1%	$38.925	2/13/14	$4,808,500
	93,746	(2)	1.4%	$41.96	1/31/10	$599,000
	7,342	(2)	0.1%	$41.96	1/31/10	$46,900
	32,328	(2)	0.5%	$39.305	1/31/11	$206,600
	54,126	(2)	0.8%	$41.96	1/31/11	$345,900
	10,398	(2)	0.2%	$39.305	2/16/11	$66,400
	143,408	(2)	2.1%	$41.96	2/16/11	$916,400
	32,563	(2)	0.5%	$41.96	2/16/11	$208,100
	33,952	(2)	0.5%	$41.96	2/16/11	$217,000
	198,737	(2)	2.9%	$39.305	2/21/13	$1,269,900
A. D. D. Mackay	262,000		3.9%	$38.925	2/13/14	$1,674,200
	43,836	(2)	0.6%	$41.705	3/26/11	$280,100
	128,048	(2)	1.9%	$44.80	3/26/11	$818,200
A. F. Harris	110,000		1.6%	$38.925	2/13/14	$702,900
	2,392	(2)	0.0%	$44.755	1/4/09	$15,300
	19,091	(2)	0.3%	$41.650	1/31/10	$122,000
	101	(2)	0.0%	$41.650	1/31/10	$600
	27,063	(2)	0.4%	$44.755	1/31/10	$172,900
	12,590	(2)	0.2%	$44.755	1/31/10	$80,500
	18,138	(2)	0.3%	$44.755	1/31/10	$115,900
	6,454	(2)	0.1%	$41.650	2/16/11	$41,200
	31,704	(2)	0.5%	$44.755	2/16/11	$202,600
	3,870	(2)	0.1%	$44.755	2/16/11	$24,700
	40,279	(2)	0.6%	$41.65	2/21/13	$257,400
J. W. Montie	110,000		1.6%	$38.925	2/13/14	$702,900
	177	(2)	0.0%	$42.035	3/14/07	$1,100
	11,963	(2)	0.2%	$39.465	1/31/10	$76,400
	3,684	(2)	0.1%	$42.035	1/31/10	$23,500
	1,127	(2)	0.0%	$42.035	1/31/10	$7,200
	12,156	(2)	0.2%	$42.035	2/16/11	$77,700
	23,372	(2)	0.3%	$42.035	2/21/13	$149,300
J. A. Bryant	125,500		1.9%	$38.925	2/13/14	$801,900
	15,814	(2)	0.2%	$42.79	2/16/11	$101,100
	1,099	(2)	0.0%	$44.22	2/16/11	$7,000
	36,946	(2)	0.5%	$44.22	2/21/13	$236,100

(1)	These stock options were granted under the Kellogg Company 2003 Long-Term Incentive Plan (the “2003 Incentive Plan”). The options have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant (if non-qualified options), and generally include (a) the right to pay the exercise price in cash or, subject to approval, with shares of stock previously acquired by the optionee; and (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise. The options generally vest as follows: 50% of the options granted vest one year after the date of grant and 50% vest two years after the date of grant.

(2)	These are AOF options, which are described in footnote (3) of the Summary Compensation Table.

(3)	Grant date present value represents the Company’s estimate of the fair value at the date of grant, calculated using a binomial model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For options granted in 2004, the calculations are based on a weighted average that assumes a dividend yield of 2.6%, volatility of 23.0%, a risk-free rate of return of 2.73%, and an average expected term of 3.69 years. Optionees may decide to exercise their options either earlier or later than this assumed period, resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture of these options.

(4)	Under the Separation Agreement with Mr. Gutierrez described above under “Employment and Change in Control Agreements”, one-half of the 752,500 option grant listed in the table above could be exercised for up to ninety days after Mr. Gutierrez ceased being an employee of the Company. All other options held by Mr. Gutierrez listed in the table above were required to be exercised before Mr. Gutierrez ceased being an employee of the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pretax value realized from the exercise of stock options during 2004 and the value of in-the-money options held at December 31, 2004, by the persons named in the Summary Compensation Table.

			Number of Shares Underlying		Value of Unexercised,
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Gutierrez	699,428	$6,474,233	1,727,395	982,500	$11,658,278	$7,645,988
A. D. D. Mackay	425,915	7,290,284	684,584	320,050	6,960,908	2,343,134
A. F. Harris	213,196	2,289,472	514,434	158,100	2,801,970	1,327,338
J. W. Montie	138,827	2,034,049	153,822	138,050	1,086,130	1,037,014
J. A. Bryant	67,931	985,513	227,547	183,000	1,842,684	1,552,343

(1)	Based on the $44.66 per share closing price of Kellogg Company common stock on December 31, 2004, the last business day in the Company’s fiscal year.

Kellogg Company Retirement Plans

      Retirement benefits under the Kellogg Company Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”), are payable to salaried and certain hourly and union employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon years of credited service and average annual compensation (salary and bonus). With respect to certain grandfathered participants (which includes Messrs. Gutierrez, Mackay, Harris and Montie in the Summary Compensation Table), average annual compensation is the three consecutive years during the last ten years of employment producing the greatest annual average. For non-grandfathered participants, average annual compensation is the five consecutive years during the last ten years of employment producing the greatest annual average. Benefits for certain hourly and union participants are calculated based on years of credited service and a dollar multiplier. Benefits are reduced by a portion of the retiree’s Social Security-covered compensation and by certain amounts accrued pursuant to a previous profit-sharing plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of an additional benefit to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity which begin at full retirement and include the payment of benefits under the Company’s Supplemental Retirement Plan and Excess Benefit Retirement Plan.

      At January 1, 2005, the credited years of service under the Pension Plan for the executive officers named in the Summary Compensation Table were as follows: Mr. Gutierrez, 29 years; Mr. Mackay, 13 years; Mr. Harris, 20 years; Mr. Montie, 17 years; and Mr. Bryant, 6 years. The compensation covered by the Pension Plan is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus. The employment and separation agreements described under “Employment and Change of Control Agreements” above provide Messrs. Gutierrez, Mackay, Harris and Jenness with credit for additional years of service or other benefits.

	Years of Service

Remuneration	10	15	25	35	45

$ 300,000	$43,615	$65,423	$109,038	$152,653	$197,653
$ 500,000	$73,615	$110,423	$184,038	$257,653	$332,653
$ 750,000	$111,115	$166,673	$277,788	$388,903	$501,403
$1,000,000	$148,615	$222,293	$371,538	$520,153	$670,153
$1,500,000	$223,615	$335,423	$559,038	$782,653	$1,007,653
$2,000,000	$298,615	$447,923	$746,538	$1,045,153	$1,345,153
$3,000,000	$448,542	$672,813	$1,121,335	$1,569,897	$2,019,897
$4,000,000	$598,542	$897,813	$1,496,355	$2,094,897	$2,694,897

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed of non-employee directors, all of who meet the independence requirements of the New York Stock Exchange. The Committee is responsible for establishing and overseeing executive compensation policies. The Company’s executive compensation program is significantly linked to Share Owner return. The emphasis is on pay for performance with individual, business unit, and corporate performance rewarded on an annual and long-term basis.

      The Company’s objective is to attract, retain, and motivate high-caliber executives who will deliver superior performance that enhances Share Owner value. To support this objective, the Company has developed performance-based executive compensation plans with compensation opportunities targeted at the 50th percentile of the Company’s peer group of companies. Awards will vary above or below the 50th percentile of the peer group based on performance.

      The Committee reviews and approves financial goals and objectives for the Chief Executive Officer (“CEO”) and other executive officers at least annually and evaluates performance against those goals and objectives at the conclusion of each performance period. The Committee recommends to the independent members of the Board of Directors the compensation for the CEO and the other executive officers. To assist in discharging its responsibilities, the Committee has retained an independent consultant to advise the Committee on matters that come before it. The consultant is engaged by, and reports directly to, the Committee.

Compensation Principles

      To achieve the Company’s objectives, the Committee’s review of executive compensation incorporates the following compensation principles:

•	Compensation should encourage behavior that exemplifies the values that the Company believes are essential in building long-term growth in sales and profit, enhancing its worldwide leadership position, and providing increased value for Share Owners. These shared values are being passionate about our business, brands, and food; having the humility and hunger to learn; striving for simplicity; acting with integrity and respect; being accountable; and loving success.

•	Compensation should be competitive with comparable organizations and should reward performance and contribution to the Company’s objectives.

•	As employees assume greater responsibilities, a larger proportion of their total compensation will be “at-risk” incentive compensation (both annual and long-term), subject to individual, business unit, and corporate performance measures.

•	Consistent performance is expected against defined targets and measures.

•	Equity-based incentives are an effective method of aligning the interests of employees and Share Owners and encouraging employees to think and act like owners.

      The Committee believes that a compensation program guided by these basic principles works to ensure present and future leadership performance that will result in optimal returns to the Company’s Share Owners over time.

Total Compensation

      An executive’s total compensation is composed of salary, annual bonus, long-term incentives, and benefits. The target for total compensation for executives is the 50th percentile of a select group of seventeen companies (the “peer group”). These companies were chosen as a benchmark for establishing executive pay levels because of their superior reputation and performance and their relevance to Kellogg Company. Most of the companies that comprise the S&P Packaged Foods Index are included in this group.

Salaries

      Executive salaries are established through a survey of the peer group conducted by an independent compensation consultant. Executive salaries are targeted at the 50th percentile of this group of companies. In 2004, of the twenty-seven executive positions surveyed, including the CEO and executive officers, roughly eighty percent had salaries within +/- fifteen percent of the peer group 50th percentile.

      The Company’s Executive Compensation Deferral Plan is intended to ensure that compensation is deductible under Section 162(m) of the Internal Revenue Code. Pursuant to this plan, which the Company was not legally required to adopt, the portion of any executive’s salary that is over $950,000 is automatically deferred. The deferred amount is credited to an account in the form of units that are equivalent to the fair market value of the Company’s common stock. The units are payable in cash upon termination of employment in a lump sum or installments, as elected by the executive.

Annual Bonuses

      Bonuses are a percentage of the executive’s base salary and are targeted at the 50th percentile of the peer group. The target bonus is adjusted for appropriate corporate, business unit, and individual performance factors, given the functions of the particular executive. Corporate performance was determined based on growth in net sales, cash flow, and operating profit. In 2004, bonuses could range from 0% to 200% of target. Bonuses paid for 2004 reflect Company performance that was among the best in the peer group.

      The Company has a Senior Executive Annual Incentive Plan (the “Incentive Plan”) that is a performance-based plan intended to meet the deductibility requirements of IRC Section 162(m). The Compensation Committee administers the Incentive Plan. Awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the CEO, the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Incentive Plan shall not exceed 1% of the annual net income (as defined in the Incentive Plan) of the Company.

Long-Term Incentives

      In order to strengthen the mutuality of interest between key employees and the Share Owners of the Company, the Company’s long-term incentive program permits grants of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted shares, and performance units under the 2003 Long-Term Incentive Plan. The 2003 Long-Term Incentive Plan is designed to attract, retain, and reward key employees of the Company. Long-term incentives are targeted at the 50th percentile of the peer group. In 2004, the Company awarded stock options as its long-term incentive vehicle for the CEO, executive officers, and key employees. Restricted stock awards are made from time to time as a retention tool.

      The Company believes that option grants under the 2003 Long-Term Incentive Plan meet the requirements for deductible compensation under Section 162(m). The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its Share Owners.

      As permitted under Long-Term Incentive Plans approved by Share Owners, the Committee has approved a program under which certain senior executives of the Company may receive a portion of their long-term incentives in performance units (the “Executive Performance Plan”). This program is intended to focus senior management on critical multi-year operational goals, including cash flow, sales growth, and gross margin expansion. The number of units earned is based on the Company’s cumulative performance over a three-year period compared against one or more key performance measures and is generally settled in shares of the Company’s common stock.

      Under the 2002-2004 Executive Performance Plan, the Company exceeded its maximum goal for three-year compound annual growth in net sales. As a result, payouts for the CEO, executive officers, and other executives included in this Plan were 200% of target. The Committee suspended the introduction of a plan for 2004-06 as a result of uncertainty surrounding anticipated changes in accounting for stock options and other forms of stock-based compensation required by the Financial Accounting Standards Board (FASB).

Chief Executive Officer Compensation

      For 2004, the Committee determined the salary, bonus, and long-term incentive awards of the CEO substantially in conformance with the policies described above for all executives of the Company.

      The Committee evaluated the performance of the CEO based on the Company’s achievement of its long-term financial and non-financial objectives. The Committee has determined that the accountabilities for the CEO are business performance, strengthening the organization, and creating the future. The accountability for business performance includes stock price performance, operating profit growth, earnings per share growth, sales growth, and cash flow. The accountability for strengthening the organization includes developing the strongest possible senior management team, the strongest possible talent in core jobs within the organization, continuous upgrade of talent, and diversity in the workforce. Creating the future includes developing, monitoring, updating, and implementing long-term business strategies.

      In terms of business performance, the Company’s total Share Owner return (share price appreciation plus dividends) was better than the S&P Packaged Food Index for the fourth consecutive year. The Company’s total Share Owner return in 2004 also exceeded the return for large packaged food companies. The Company’s earnings per share (EPS) grew significantly in 2004 in spite of double-digit investment in brand building and significant up-front costs related to cost-reduction initiatives. This performance exceeded the Company’s long-term goal of high single-digit EPS growth.

      Internal net sales growth (which excludes the impact of acquisitions, divestitures and foreign currency translation) exceeded the average of large packaged food companies. Operating profit growth ranked in the top quartile of a select group of leading food companies despite significant brand-building and up-front costs. The Company’s cash flow exceeded expectations for the fourth consecutive year enabling it to further reduce its debt in 2004.

      In 2004 Mr. Gutierrez continued strengthening the Company’s executive talent by putting key executives in critical roles that will enhance their development while strengthening business performance. The Company has had a long-standing commitment to diversity in the workplace and in 2004 took significant steps to enhance its achievements in this area. Finally, the Committee noted that the Company’s continued success in implementing its well-known “volume-to-value” principle and its commitment to making significant reinvestments in its brands will help secure continued success in the future.

      The Committee does not assign relative weights or rankings to the foregoing factors, but instead makes a subjective determination based upon a consideration of all such factors. The Committee believes that Mr. Gutierrez’s total compensation for 2004 appropriately reflects the Company’s performance as measured against all factors described in the preceding paragraphs.

COMPENSATION COMMITTEE

John L. Zabriskie (Chairman)

Claudio X. Gonzalez
Gordon Gund
L. Daniel Jorndt
Ann McLaughlin Korologos
William C. Richardson

February 17, 2005

Executive and Board of Director Stock Ownership Guidelines

      Consistent with the Company’s efforts to link compensation to Share Owner return, in 1998 the Company established Stock Ownership Guidelines requiring ownership of shares of the Company’s common stock. The current guidelines are as follows:

Chief Executive Officer	5X Salary
Members of the Executive Management Committee	3X Salary
Other Executive Officers	2X Salary
Board of Directors	5X Annual Retainer

      Executives and directors have five years from the date they first become subject to the guidelines to meet them.

Stock Performance Graph

      The following graph compares the yearly change in the Company’s cumulative, five-year total Share Owner return with the Standard & Poor’s 500 Stock Index (the “S&P 500”) and the Standard & Poor’s Packaged Foods Index (the “S&P Foods”). The graph assumes that $100 was invested on December 31, 1999, in each of the Company’s common stock, the S&P 500, and the S&P Foods, and assumes that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG KELLOGG COMPANY, THE S&P 500 INDEX
AND THE S&P PACKAGED FOODS & MEATS INDEX

	Cumulative Total Return

	12/31/99	12/31/00	12/31/01	12/28/02	12/27/03	1/1/05

KELLOGG COMPANY	100.00	88.70	105.35	124.05	140.44	169.94

S&P 500	100.00	90.89	80.09	62.39	80.29	89.02

S&P PACKAGED FOODS & MEATS	100.00	126.61	129.16	132.84	143.69	171.39

Copyright ©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Proposal 2.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2005

      PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent directors, to be the independent auditor for the Company for fiscal year 2005. PricewaterhouseCoopers LLP was the Company’s independent auditor for fiscal year 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

      If the Share Owners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Proposal 3.

SHARE OWNER PROPOSAL

      The Sisters of Mercy, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405, which beneficially owns at least 1,000 shares of Kellogg Company common stock, has notified the Company that they intend to present the following proposal at the Annual Meeting of Share Owners. The Ursuline Sisters of Tildonk, U.S. Province, the Mercy Investment Program, the IHM Justice, Peace and Sustainability Office and the General Board of Pension and Health Benefits of the United Methodist Church are co-sponsoring this proposal.

      Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by Proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

“REPORT ON IMPACTS OF GENETICALLY ENGINEERED PRODUCTS

2004-05

Kellogg

RESOLVED: Shareholders request that an independent committee of the Board review Company policies and procedures for monitoring genetically engineered (GE) products and report (at reasonable cost and omitting proprietary information) to shareholders within six months of the annual meeting on the results of the review, including:

(i)	the scope of Company products that are genetically engineered;

(ii)	the environmental impacts of continued use of GE products sold or manufactured by the company;

(iii)	contingency plans for removing GE seed and other GE products from the ecosystem should circumstances so require;

(iv)	evidence of independent long-term safety testing demonstrating that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

SUPPORTING STATEMENT

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences [NAS] 7/2004) states: . . . “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food; to determine the biological relevance of such changes to human health; to devise appropriate scientific methods to predict and assess unintended adverse effects on human health.” (p. 15)

•	The study Gone to Seed, (Union of Concerned Scientists, 3/2004), found that genetically engineered DNA is contaminating U.S. traditional seeds (corn, soybean, canola), and that if left unchecked could disrupt agricultural trade, unfairly burden the organic foods industry, and allow hazardous materials into the food supply.

      The FDA does not require producers of GE food products to seek prior FDA approval of finished GE food products; producers of GE-products are merely encouraged to have voluntary safety consultations with the FDA. The testing protocol on foods derived from biotechnology adopted in 2003 by the Joint UN FAO/ WHO Codex Alimentarius Commission is not required by the FDA to assess GE foods on the U.S. market.

      No post-marketing surveillance is in effect to verify pre-market screening for unanticipated adverse health consequences from the consumption of GE food. (NAS 7/2004).

      European Union rules require traceability of food and feed ingredients to their source materials, and labeling of food containing more than 0.9% GE ingredients.

      Insurers in Germany, the UK and elsewhere are refusing liability coverage for genetically engineered crops, an example of heightened concern about the long-term safety of GE crops.

      Weed resistance to the herbicide used widely by farmers who plant genetically engineered herbicide resistant crops, is increasing (Agriculture Research Service 8/24/04).

      In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink first contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

      An August-September 2004 survey of 1,194 grain elevators across the United States conducted by the American Corn Growers Foundation Farmer Choice-Customer First program found that nearly one-quarter (23.7%) reported that they require segregation of biotech corn from conventional corn varieties.

      We believe such a report will disclose information material to the company’s future.”

STATEMENT IN OPPOSITION TO THE PROPOSAL

      Kellogg Company has provided quality food products to consumers for more than 90 years. Kellogg has, and always will have, great concern for food safety. Although we recognize that the issues of biotechnology and genetically engineered foods raise concerns with certain consumers, Kellogg’s management and Board of Directors believe that the Share Owner proposal set forth above should be rejected for a variety of reasons, including the following:

•	We believe the proposal is not scientifically sound.

Based upon all of the scientific data available to date, Kellogg firmly believes all of the products that we sell, including those that contain ingredients developed through biotechnology, are safe. The U.S. Government agrees. The U.S. Food and Drug Administration Center for Food Safety & Applied Nutrition has stated that the FDA is confident that the bioengineered plant foods on the U.S. market today are as safe as their conventionally bred counterparts. The same conclusion was echoed in a report by the National Resource Council of the National Academy of Sciences, which stated, “The committee is not aware of any evidence that foods on the market are unsafe to eat as a result of genetic modification.” Finally, ENTRANSFOOD, a European network safety assessment of genetically modified food crops subsidized by the European Commission, emphasized there is no indication that “unintended effects are more likely to occur in GM foods.” For further information on the regulation and benefits of biotechnology, we suggest that you visit the USDA website at www.usda.gov and click on the heading “Research & Science” and then “Biotechnology.”

•	Preparing the report would be costly.

Preparing the report requested would require the Company to first determine which genetic modifications constitute “genetic engineering” and which do not. In addition, we understand that the use of genetic engineering with respect to some raw materials such as corn and soybeans is widespread. Given the tremendous expense of analytically differentiating genetically modified ingredients from their unmodified counterparts with current test techniques, we believe that the requested report cannot be prepared at a reasonable cost or with absolute certainty.

•	Adopting the proposal would not aid in understanding the issue.

Some government leaders, scientists, religious leaders, and a wide range of individuals around the world believe that the use of biotechnology in foods could give us great benefits, including the ability to save and improve human lives by increasing food production, providing increased nutrients and possibly vaccines in food, and allowing for the reduced use of pesticides, helping to better preserve our environment for future generations. The proponents do not address these considerations.

The proponents also do not address the great progress made by farmers and scientists who have been improving products through cross-pollination and other breeding techniques for well over 100 years. This has led to an ever-improving food supply, producing crops that are larger, more resistant to insects and diseases, and more plentiful. We believe that our Share Owners will be better served if this progress continues, while your Company remains sensitive to consumer concerns and product acceptance.

•	A very similar proposal was soundly defeated by Share Owners in 2004.

In 2004, a Share Owner proposal requesting that the Board of Directors review the Company’s policies for food products containing genetically engineered ingredients and issue a report to Share Owners was defeated by a vote of 14.7 million shares “For,” 307.9 million shares “Against,” and 21.9 million shares “Abstaining.”

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

Proposal 4.

SHARE OWNER PROPOSAL

      Dr. Mark Klein, 6808 Estates Drive, Oakland, CA 94611, who holds 1801 shares of Kellogg Company common stock, has notified the Company that he intends to present the following proposal at the Annual Meeting of Share Owners.

      Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by Proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

      “The shareholders recommend Kellogg hire an investment bank to explore the sale of the company. Reasons:

      The gold standard test of investment return is purchasing power with respect to the most sought after goods and services. In recent years Kellogg share values failed that test. I believe such will continue to be the case into the foreseeable future.

      Since 1999 Kellogg share price increased about 17%. On January 1, 1999 Kellogg share price was $34.13. The closing price on September 17, 2004 when this proposal was completed was $42.90.

      Over the same period the share’s purchasing power value plummeted with respect to some of the most sought after consumer desirables, e.g., a Harvard undergraduate education, and homeownership.

      Contrast Kellogg share price history in the 1999 to 2004 period with Harvard’s undergraduate tuition which rose 24.5% from $21,342 to $27,448. Purchasing power-wise Kellogg shares also declined significantly with respect to homeownership. According to the National Association of Realtors the median home prices from 1999-2004 surged as follows: San Diego-105%, New York/ New Jersey/ Connecticut metro region-88%, Miami-87%, Los Angeles-84%, Washington (DC)-66%. The national median home price rose 32% over that period.

      The driving forces for such severely escalating prices are the broadly negative economic effects of feminist careerism, ever increasing numbers of single head of households, and very high levels of legal and illegal immigration. Just Economics 101 supply and demand theory: Too much consumer demand chasing such scarce commodities like private education and home ownership.

      In my opinion Kellogg future share performance will not create sufficient purchasing power to keep up with the expected persistent escalation of such costs.

      I believe the sale of company is the best way for shareholders to recover the highest value of their invested capital. I believe buyers would pay a significant premium over current market value because of the value of the Kellogg name, well established branded products, physical plant and land assets, working capital, and the company’s very successful domestic and global marketing network.”

STATEMENT IN OPPOSITION TO THE PROPOSAL

      During the period from January 1, 1999 through September 17, 2004, the total cumulative return to Kellogg Company stockholders was approximately 37% when dividends are considered, rather than the 17% mentioned in the proposal. During the same period, the total cumulative return to holders of the S&P Packaged Food Index was only approximately 22%, while the return to holders of the S&P 500 index was a negative 4%. Clearly, Kellogg Company stock was a better investment over that period than the shares of many of the companies in the S&P 500.

      When the period January 1, 2000 through December 31, 2004 is considered, the difference between the performance of Kellogg Company’s stock — which had a total cumulative return to Kellogg Company Share Owners of approximately 70% — and that of the S&P 500 — which was a negative 11% — is even more striking. The total cumulative return to Share Owners of approximately 70% over that period was well over the rise in the national median home price mentioned above and very close to the rise in home prices in some of the markets noted by the proponent. It was also well above the 24.5% rise in Harvard University undergraduate tuition from 1999 to 2004.

      We believe the cumulative return to Kellogg Company Share Owners for these periods, when compared to the other returns and costs mentioned, demonstrates that senior management has produced significantly better returns to stockholders than many other investments. We also understand that Smith Barney has picked Kellogg Company’s common stock to be one of its 59 top picks for 2005, indicating its belief that the Company’s stock will continue to perform comparatively well in 2005. We believe it is in the best long-term interests of our Share Owners for management to continue to manage the Company and, therefore, recommend a vote against this proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

Share Owner Recommendations for Director Nominees

      The Nominating and Governance Committee will consider Share Owner nominations for membership on the Board of Directors. For the 2006 Annual Meeting of Share Owners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and must be received by the Company not earlier than the 120th day prior to the 2005 meeting and not later than January 31, 2006. Recommendations must also include certain other requirements specified in the Company’s Bylaws.

      The Nominating and Governance Committee believes that all nominees must, at a minimum, meet the criteria set forth in the Board of Directors Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. The Nominating and Governance Committee also will consider a combination of factors for each nominee, including (a) the nominee’s ability to represent all Share Owners without a conflict of interest; (b) the nominee’s ability to work in and promote a productive environment; (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; (d) whether the nominee has demonstrated the high level of character and integrity expected by the Company; (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effective respond to the complex issues encountered by a multi-national, publicly-traded company; and (f) the nominee’s ability to apply sound and independent business judgment.

      When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new director in light of the criteria described above and the skills and experience of the then-current directors. Directors are generally asked to recommend candidates for the position, and the Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Share Owners.

      Directors are expected to attend the Annual Meeting of Share Owners, and eleven of the twelve Directors attended last year’s Annual Meeting of Share Owners.

Share Owner Proposals for the 2006 Annual Meeting

      Share Owner proposals submitted for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting of Share Owners must be received by the Company no later than November 16, 2005. Other Share Owner proposals to be submitted from the floor must be received by the Company not earlier than the 120th day prior to the 2006 meeting and not later than January 31, 2006, and must meet certain other requirements specified in the Company’s Bylaws.

Communications with Board of Directors

      Mr. Gund, the Chairman of the Nominating and Governance Committee and the Lead Director, usually presides at executive sessions of the Board of Directors. Mr. Gund may be contacted at gordon.gund@kellogg.com. Any communications which Share Owners may wish to send to the Board of Directors should be directly sent to Mr. Gund at this e-mail address.

“Householding” of Proxy Materials

      The Securities and Exchange Commission permits companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for Proxy Statements (and related documents) with respect to two or more Share Owners sharing the same address by delivering a single Proxy Statement (and related documents) addressed to those Share Owners. This process, which is commonly referred to as “householding,” potentially means extra convenience for Share Owners and cost savings for companies.

      A number of brokers with account holders who are Share Owners will be “householding” our Proxy materials. As indicated in the notice previously provided by these brokers to Share Owners, a single Proxy Statement (and related documents) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected Share Owner or Share Owners. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until the Company or the Company’s transfer agent receives contrary instructions from an affected Share Owner or Share Owners.

      Share Owners who currently receive multiple copies of the Proxy Statement (and related documents) at their address and would like to request “householding” of their communications should contact their broker or, if a Share Owner is a direct holder of shares of common stock, he or she should submit a written request to Wells Fargo Shareowner Services, the Company’s transfer agent, at 161 North Concord Exchange, South St. Paul, MN 55075; phone number: (877) 910-5385. Share Owners who are now “householding” their communications, but who wish to receive separate Proxy Statements (and related documents) in the future may also notify Wells Fargo Shareowner Services. The Company will promptly deliver, upon written or oral request, a separate copy of the Proxy Statement (and related documents) at a shared address to which a single copy was delivered.

Annual Report on Form 10-K; Corporate Governance Materials; No Incorporation by Reference

      Upon written request, the Company will provide any Share Owner, without charge, a copy of the Company’s Annual Report on Form 10-K for 2004 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986 (phone: (800) 961-1413), to Ellen Leithold of the Investor Relations Department at that same address (phone: (269) 961-2800), or to investor.relations@kellogg.com. You may also obtain this document and certain other of the Company’s SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg Company website. Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board of Directors, the Code of Conduct for Kellogg Company directors, and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer, and corporate controller) can also be found on the Kellogg Company website under “Corporate Governance” or will be provided to Share Owners upon request. Amendments or waivers to the Global Code of Ethics applicable to the chief executive officer, chief financial officer, and corporate controller can also be found on the Kellogg Company website.

      Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “REPORT OF THE AUDIT COMMITTEE,” and “REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (including the Stock Performance Graph)” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary H. Pilnick

Senior Vice President,
General Counsel, Corporate Development and Secretary

March 16, 2005

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

recycled

KELLOGG COMPANY
POST OFFICE BOX 3599
ONE KELLOGG COMPANY
BATTLE CREEK, MI
49016-3599

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 28, 2005. Have the proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET — www.proxyvote.com
Use the internet to transmit your voting instructions for electronic delivery of information up until 11:59 p.m. Eastern Time on April 28, 2005. Have the proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL —
Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return to Kellogg Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR the following proposal.

1. ELECTION OF DIRECTORS
(terms expiring in 2008) Nominees:	For	Withhold	For All	To withhold authority to
	All	All	Except	vote, mark “For All
Claudio X. Gonzalez, A. D. David Mackay, William C.	[ ]	[ ]	[ ]	Except” and write the
Richardson and John L. Zabriskie
nominee’s number on the
The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR such proposal.				line below.

2. Ratification of independent auditor for 2005	For [ ]	Against [ ]	Abstain [ ]

The Board of Directors recommends a vote AGAINST the following two stockholder proposals. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposals.

3. Report on Impacts of Genetically Engineered Food	[ ]	[ ]	[ ]
4. Appointment of Investment Banker	[ ]	[ ]	[ ]

NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

Signature (PLEASE SIGN WITHIN BOX)                                                                              Date
Signature (Joint Owners)                                                                                                           Date

KELLOGG COMPANY

ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Share Owners of Kellogg Company to be held on Friday, April 29, 2005 at 1:00 p.m. at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

KELLOGG COMPANY
PROXY FOR ANNUAL MEETING OF SHARE OWNERS APRIL 29, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned appoints J. M. Jenness, and W. C. Richardson, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Share Owners of Kellogg Company to be held on April 29, 2005 and at any adjournments of the meeting, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.